As filed with the Securities and Exchange Commission on October 21, 1996
                                                      Registration No. 333-_____

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                           BATTLE MOUNTAIN CANADA LTD.
             (Exact name of registrant as specified in its charter)

                ONTARIO                             NOT APPLICABLE
    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

                  SUITE 2902
            1 ADELAIDE STREET EAST
               TORONTO, ONTARIO                      M5C 2Z9
   (Address of Principal Executive Offices)         (Zip Code)

              OPTIONS GRANTED PURSUANT TO THE COMBINATION AGREEMENT
                    BETWEEN BATTLE MOUNTAIN GOLD COMPANY AND
                              HEMLO GOLD MINES INC.
                            (Full title of the plan)

                                 ROBERT J. QUINN
                       VICE PRESIDENT AND GENERAL COUNSEL
                          BATTLE MOUNTAIN GOLD COMPANY
                              HOUSTON, TEXAS 77002
                     (Name and address of agent for service)

                                 (713) 650-6400
          (Telephone number, including area code, of agent for service)

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

                                        Proposed maximum       Proposed
Title of securities to Amount to be    offering price per maximum aggregate  Amount of registration
   be registered        registered          share(2)        offering price           fee
---------------------------------------------------------------------------------------------------
   Exchangeable
     Shares(1)           519,480               --           $3,416,492(3)          $1,036
---------------------------------------------------------------------------------------------------

(1) Includes the Exchangeable Share purchase rights associated with the Exchangeable Shares.

(2) In accordance with Rule 457(o) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is not included in this table.

(3) In accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended, computed based on the aggregate price at which the options granted pursuant to the Combination Agreement between Battle Mountain Gold Company and Hemlo Gold Mines Inc. may be exercised, and expressed in U.S. dollars based upon the noon buying rate on October 15, 1996, in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York.

--------------------------------------------------------------------------------

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     Note: The document(s) containing the information concerning the option grants pursuant to the Combination Agreement effective as of March 11, 1996 between Battle Mountain Gold Company, a Nevada corporation ("Battle Mountain"), and Hemlo Gold Mines Inc. ("Hemlo Gold"), an Ontario corporation which is currently named Battle Mountain Canada Ltd. ("Battle Mountain Canada"), required by Item 1 of Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), and the statement of availability of registrant information and other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement on Form S-8 (this "Registration Statement") or as prospectuses or prospectus supplements pursuant to Rule 424. Battle Mountain Canada maintains a file of such documents in accordance with the provisions of Rule 428. Upon request, Battle Mountain Canada shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents, which the Battle Mountain Canada has filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (File No. 1-10943), are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

          (i) Battle Mountain Canada's Annual Report on Form 40-F for the year ended December 31, 1995;

          (ii) Battle Mountain Canada's Reports on Form 6-K for the quarters ended March 31, 1996 and June 30, 1996; and

          (iii) The description of the exchangeable shares of Battle Mountain Canada (the "Exchangeable Shares") contained in Battle Mountain Canada's Registration Statement on Form 8-A dated August 23, 1996;

     The following documents, which Battle Mountain has filed with the Commission pursuant to the Exchange Act, are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:

          (i) Battle Mountain's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A (Amendment No. 1) dated April 29, 1996, Form 10-K/A (Amendment No. 2) dated July 12, 1996, and Form 10-K/A (Amendment No. 3) dated October 18, 1996;

          (ii) Battle Mountain's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996;

          (iii) Battle Mountain's Current Reports on Form 8-K dated March 11, 1996, June 11, 1996, June 27, 1996, and July 19, 1996;

          (iv) The description of the common stock, par value $0.10 per share, of Battle Mountain (the "Battle Mountain Common Stock") contained in Battle Mountain's Registration Statement on Form 8-A dated August 12, 1987 (as amended by a Form 8 dated April 24, 1991 and Form 8-A/A dated August 26, 1996); and

          (v) The description of the preferred stock purchase rights associated with the Battle Mountain Common Stock contained in Battle Mountain's Registration Statement on Form 8-A dated November 15, 1988 (as amended by a Form 8 dated November 29, 1988 and a Form 8-A/A dated August 26, 1996).

     All documents filed by Battle Mountain Canada or Battle Mountain with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents. In lieu of separate reports filed by Battle Mountain Canada pursuant to Section 13(a) of the Exchange Act, Battle Mountain's Annual Reports on Form 10-K will contain information describing the Exchangeable Shares of Battle Mountain Canada and summarized financial information regarding Battle Mountain Canada. Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

                                    EXPERTS

     The consolidated financial statements of Hemlo Gold, incorporated by reference herein as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, have been audited by Ernst & Young, Chartered Accountants, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Battle Mountain as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated in this Registration Statement by reference to the Annual Report on Form 10-K/A (Amendment No. 3) for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, as set forth in their report. The consolidated financial statements referred to above have been incorporated herein in reliance upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Lihir Gold Limited incorporated by reference herein as of December 31, 1995 and for the year then ended have been audited by Coopers & Lybrand, Port Moresby, Papua New Guinea, as set forth in their report thereon dated June 27, 1996 incorporated by reference herein. Such financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

ITEM 4.  DESCRIPTION OF SECURITIES.

                      DESCRIPTION OF BATTLE MOUNTAIN CANADA
                                  SHARE CAPITAL

GENERAL

     On July 19, 1996, pursuant to the terms of a plan of arrangement (the "Plan of Arrangement") under section 182 of the Business Corporations Act (Ontario) (the "OBCA") contemplated by the Combination Agreement dated as of March 11, 1996 by and between Battle Mountain and Hemlo Gold, as amended and restated (the "Combination Agreement"), (i) Hemlo Gold changed its name to Battle Mountain Canada Ltd., (ii) Battle Mountain Canada issued 100 common shares of Battle Mountain Canada ("Battle Mountain Canada Common Shares") to Battle Mountain in exchange for 148 shares of Battle Mountain Common Stock and (iii) Battle Mountain Canada issued 1.48 Exchangeable Shares in exchange for each existing common share of Hemlo Gold (the "Hemlo Gold Common Shares") (other than Hemlo Gold Common Shares held by Battle Mountain and by holders who properly exercised their rights of dissent and are ultimately entitled to be paid fair value for their shares).

     Battle Mountain Canada is authorized to issue an unlimited number of Battle Mountain Canada Common Shares, an unlimited number of its subordinate shares ("Subordinate Shares"), an unlimited number of its preferred shares ("Preferred Shares") and an unlimited number of Exchangeable Shares.

     The R-M Trust Company at its offices in Montreal, Toronto and Vancouver is the transfer agent and registrar for Battle Mountain Canada.

     The following description of certain rights, privileges, restrictions and conditions attaching to the Battle Mountain Canada Common Shares, the Battle Mountain Canada Preferred Shares, the Battle Mountain Canada Subordinate Shares and the Exchangeable Shares is qualified in its entirety by reference to the full text of the Articles of Amalgamation of Hemlo Gold dated January 1, 1995, the Exchangeable Share provisions attached to the Plan of Arrangement (the "Exchangeable Share Provisions"), the Voting, Support and Exchange Trust Agreement (the "Voting, Support and Exchange Trust Agreement") entered into among Battle Mountain, Battle Mountain Canada and the trustee thereunder, The R-M Trust Company, or any successor thereto (the "Trustee") and the Rights Agreement dated as of July 19, 1996 between Battle Mountain Canada and The R-M Trust Company, which are included as exhibits to this Registration Statement and are incorporated herein by reference.

BATTLE MOUNTAIN CANADA COMMON SHARES

     The holders of Battle Mountain Canada Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of Battle Mountain Canada and are entitled to one vote for each share held of record on all matters submitted to a vote of holders of Battle Mountain Canada Common Shares. Subject to the prior rights of the holders of Exchangeable Shares and any other shares ranking senior to the Common Shares with respect to priority in the payment of dividends, the holders of Battle Mountain Canada Common Shares are entitled to receive such dividends as may be declared by the Battle Mountain Canada Board of Directors out of funds legally available therefor. Holders of Battle Mountain Canada Common Shares are entitled upon any liquidation, dissolution or winding up of Battle Mountain Canada, subject to the prior rights of the holders of the Exchangeable Shares and to any other shares ranking senior to the Battle Mountain Canada Common Shares, to receive the remaining property and assets of Battle Mountain Canada.

BATTLE MOUNTAIN CANADA PREFERRED SHARES

     The Preferred Shares of Battle Mountain Canada are issuable in series. The directors are empowered to fix the number of shares in and the designation and attributes of each series.

BATTLE MOUNTAIN CANADA SUBORDINATE SHARES

     The Subordinate Shares of Battle Mountain Canada are issuable in series. The directors are empowered to fix the number of shares in and the designation and attributes of each series. The Subordinate Shares of Battle Mountain Canada rank junior to the Exchangeable Shares to the same extent as the Battle Mountain Canada Common Shares.

BATTLE MOUNTAIN CANADA EXCHANGEABLE SHARES

     DIVIDENDS. Holders of Exchangeable Shares are entitled to receive dividends equivalent to dividends paid from time to time by Battle Mountain on shares of Battle Mountain Common Stock, and are not otherwise entitled to receive dividends. The declaration date, record date and payment date for dividends on the Exchangeable Shares will be the same as that for the corresponding dividends on the Battle Mountain Common Stock.

     CERTAIN RESTRICTIONS. Except as provided in the next sentence, Battle Mountain Canada will not without the approval of the holders of the Exchangeable Shares as set forth below under "-- Amendment and Approval":

          (a) pay any dividend on the Battle Mountain Canada Common Shares, Subordinate Shares or any other shares ranking junior to the Exchangeable Shares, other than stock dividends payable in Battle Mountain Canada Common Shares, Subordinate Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

          (b) redeem, purchase or make any capital distribution in respect of Battle Mountain Canada Common Shares, Subordinate Shares or any other shares ranking junior to the Exchangeable Shares;

          (c) redeem or purchase any other shares of Battle Mountain Canada ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

          (d) issue any shares other than (i) Exchangeable Shares, (ii) Battle Mountain Canada Common Shares, (iii) Subordinate Shares, (iv) Preferred Shares issuable in connection with the exercise of rights associated with Exchangeable Shares having terms substantially the same as the BMG Rights issued under the BMG Rights Agreement (as those terms are defined below under "-Exchangeable Share Rights") and (v) any other shares not ranking superior to the Exchangeable Shares.

     The restrictions in clauses (a), (b) and (c) above will not apply at any time when the dividends on the outstanding Exchangeable Shares corresponding to dividends declared on the Battle Mountain Common Stock have been declared and paid in full.

     LIQUIDATION OF BATTLE MOUNTAIN CANADA. In the event of the liquidation, dissolution or winding up of Battle Mountain Canada or any other proposed distribution of the assets of Battle Mountain Canada among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares is entitled to receive from Battle Mountain Canada for each Exchangeable Share on the effective date of such liquidation, dissolution or winding up (the "Liquidation Date") an amount to be satisfied by issuance of one share of Battle Mountain Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on such Exchangeable Share (the "Liquidation Amount") .

     On or after the Liquidation Date, a holder of Exchangeable Shares may surrender certificates representing such Exchangeable Shares, together with such other documents as may be required, to Battle Mountain Canada's registered office or the office of the transfer agent. Upon receipt of the certificates and other documents and subject to the exercise by Battle Mountain and Battle Mountain Canada Holdco, Inc., an indirect wholly owned subsidiary of Battle Mountain ("Battle Mountain Sub"), of its Liquidation Call Right described below, Battle Mountain Canada will deliver the Liquidation Amount to such holder at the address recorded in the securities register or by holding the Liquidation Amount for pick up by the holder at Battle Mountain Canada's registered office or the office of the transfer agent, as specified by Battle Mountain Canada in a notice to such holders.

     Upon the occurrence of a liquidation, dissolution or winding up of Battle Mountain Canada, Battle Mountain and Battle Mountain Sub have the right (the "Liquidation Call Right") to purchase all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by Battle Mountain, Battle Mountain Sub or a single wholly owned subsidiary of Battle Mountain incorporated under the federal laws of Canada or a province thereof

("Canada Holdco")) at a purchase price per share equal to the Liquidation Amount and, upon the exercise of the Liquidation Call Right, the holders thereof will be obligated to sell such shares to Battle Mountain or Battle Mountain Sub, as applicable. The purchase by Battle Mountain or Battle Mountain Sub of all of the outstanding Exchangeable Shares upon the exercise of the Liquidation Call Right will occur on the Liquidation Date.

     The Liquidation Call Right may, in general, be exercised, at the election of Battle Mountain, by either Battle Mountain or Battle Mountain Sub, but with respect to a holder who acquires in the arrangement referred to in the Combination Agreement (the "Arrangement") Exchangeable Shares that are exchangeable into more than 5 percent of the number of shares of Battle Mountain Common Stock outstanding at 12:01 a.m. (Toronto time) (the "Effective Time") on the effective date of the Arrangement (the "Effective Date") and who have properly requested that Battle Mountain enter into a tax cooperation agreement pursuant to the Combination Agreement (an "Initial 5 Percent Holder"), may be exercised only by Battle Mountain Sub unless certain conditions have occurred.

     Upon the occurrence of a Battle Mountain Canada Insolvency Event, the trustee under the Voting, Support and Exchange Trust Agreement on behalf of the holders of Exchangeable Shares has the right to require Battle Mountain to purchase any or all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by Battle Mountain and certain of its subsidiaries) for the Liquidation Amount as described under "-- Voting, Support and Exchange Trust Agreement -- Optional Exchange Right in case of a Battle Mountain Canada Insolvency Event." A "Battle Mountain Canada Insolvency Event" is the institution by Battle Mountain Canada of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of Battle Mountain Canada to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Battle Mountain Canada to contest in good faith any such proceedings commenced in respect of Battle Mountain Canada within 15 days of becoming aware thereof, or the consent by Battle Mountain Canada to the filing of any such petition or to the appointment of a receiver, or the making by Battle Mountain Canada of a general assignment for the benefit of creditors, or the admission in writing by Battle Mountain Canada of its inability to pay its debts generally as they become due, or Battle Mountain Canada not being permitted, pursuant to solvency requirements of applicable law, to redeem any Exchangeable Shares pursuant to the Exchangeable Share Provisions.

     AUTOMATIC EXCHANGE ON LIQUIDATION OF BATTLE MOUNTAIN. Upon the occurrence of a Battle Mountain Liquidation Event, Battle Mountain is required to purchase each outstanding Exchangeable Share (other than Exchangeable Shares held by Battle Mountain, Battle Mountain Sub or Canada Holdco) and holders of Exchangeable Shares are required to sell the Exchangeable Shares held by them at that time, in exchange for one share of Battle Mountain Common Stock for each such Exchangeable Share, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Share, on the fifth business day prior to the effective date of the liquidation, dissolution or winding up contemplated by a Battle Mountain Liquidation Event. A "Battle Mountain Liquidation Event" means
(i) any determination by Battle Mountain's Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Battle Mountain or to effect any other distribution of assets of Battle Mountain among its stockholders for the purpose of winding up its affairs or (ii) receipt by Battle Mountain of notice of, or Battle Mountain otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of Battle Mountain or to effect any other distribution of assets of Battle Mountain among its stockholders for the purpose of winding up its affairs.

     Upon a holder's request and surrender of Exchangeable Share certificates, duly endorsed in blank and accompanied by such instruments of transfer as Battle Mountain may reasonably require, Battle Mountain will deliver to such holder certificates representing an equivalent number of shares of Battle Mountain Common Stock plus a check in the amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares.

     RETRACTION OF EXCHANGEABLE SHARES BY HOLDERS. A holder of Exchangeable Shares is entitled at any time to require Battle Mountain Canada to redeem any or all of the Exchangeable Shares held by such holder for a retraction price per share to be satisfied by issuance of one share of Battle Mountain Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares, subject to the Retraction Call Rights of Battle Mountain and Battle Mountain Sub described below. Holders of the Exchangeable Shares may effect such retraction by presenting a certificate or certificates to Battle Mountain Canada or its transfer agent representing the number of Exchangeable Shares the holder desires to retract, together with a duly executed statement (the "Retraction Request") specifying the number of Exchangeable Shares the holder wishes to retract and such other documents as may be required to effect the retraction of the Exchangeable Shares. The retraction will become effective five business days after the date on which Battle Mountain Canada receives the Retraction Request from the holder (the "Retraction Date").

     When a holder requests Battle Mountain Canada to redeem the Exchangeable Shares, Battle Mountain or Battle Mountain Sub has an overriding right (the "Retraction Call Right") to purchase all but not less than all of the Exchangeable Shares that the holder has requested Battle Mountain Canada to redeem at a purchase price per share equal to one share of Battle Mountain Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Share (the "Retraction Price").

     At the time of a Retraction Request by a holder of Exchangeable Shares, Battle Mountain Canada will immediately notify Battle Mountain and Battle Mountain Sub. Battle Mountain or Battle Mountain Sub must then advise Battle Mountain Canada within two business days as to whether the Retraction Call Right will be exercised. If either Battle Mountain or Battle Mountain Sub so advises Battle Mountain Canada within such two business day period, Battle Mountain Canada will notify the holder as soon as possible thereafter that the Retraction Call Right will be exercised. A holder may revoke his or her Retraction Request at any time prior to the close of business on the business day preceding the Retraction Date, in which case the holder's Exchangeable Shares will neither be purchased by Battle Mountain or Battle Mountain Sub nor be redeemed by Battle Mountain Canada. If the holder does not revoke his or her Retraction Request, on the Retraction Date the Exchangeable Shares that the holder has requested Battle Mountain Canada to redeem will be purchased by Battle Mountain or Battle Mountain Sub or redeemed by Battle Mountain Canada, as the case may be, in each case at a purchase price per share equal to one share of Battle Mountain Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Share.

     The Retraction Call Right may, in general, be exercised, at the election of Battle Mountain, by either Battle Mountain or Battle Mountain Sub, but with respect to an Initial 5 Percent Holder, may be exercised only by Battle Mountain Sub unless certain conditions have occurred.

     If, as a result of solvency provisions of applicable law, Battle Mountain Canada is not permitted to redeem all Exchangeable Shares tendered by a retracting holder, Battle Mountain Canada will redeem only those Exchangeable Shares tendered by the holder (rounded down to a whole number of shares) as would not be contrary to such provisions of applicable law. The holder of any Exchangeable Shares not redeemed by Battle Mountain Canada will be deemed to have required Battle Mountain to purchase such unretracted shares in exchange for Battle Mountain Common Stock on the retraction date pursuant to the optional exchange right (the "Exchange Right") granted to the Trustee for the use and benefit of the holders of the Exchangeable Shares pursuant to the Voting, Support and Exchange Trust Agreement to require Battle Mountain to exchange Exchangeable Shares for shares of Battle Mountain Common Stock, plus an additional amount equivalent to any declared and unpaid dividends on such Exchangeable Shares, upon the occurrence of a Battle Mountain Canada Insolvency Event. See "-- Voting, Support and Exchange Trust Agreement -- Optional Exchange Right in case of a Battle Mountain Canada Insolvency Event."

     REDEMPTION OF EXCHANGEABLE SHARES. Subject to applicable law and the Redemption Call Right of Battle Mountain or Battle Mountain Sub described below, on any date on or after July 31, 2003 established by the Battle Mountain Canada Board of Directors for the redemption of the Exchangeable Shares pursuant to the Exchangeable Share Provisions or such earlier date as established for such purpose by the Battle Mountain Canada Board of Directors if there are fewer than 5,000,000 Exchangeable Shares outstanding (other than Exchangeable Shares held by Battle Mountain and its direct and indirect subsidiaries and subject to adjustment to such number of shares to reflect permitted changes to Exchangeable Shares) (the "Optional Redemption Date"), Battle Mountain Canada will redeem all but not less than all of the then outstanding Exchangeable Shares for a redemption price per share equal to one share of Battle Mountain Common Stock, plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Shares (the "Redemption Price"). Battle Mountain Canada will, at least 120 days prior to the relevant Optional Redemption Date, provide the registered holders of the Exchangeable Shares with written notice of the proposed redemption of the Exchangeable Shares by Battle Mountain Canada. On or after the Optional Redemption Date, upon the holder's presentation and surrender of the certificates representing the Exchangeable Shares and such other documents as may be required at the office of the transfer agent or the registered office of Battle Mountain Canada, Battle Mountain Canada will deliver the Redemption Price to the holder at the address of the holder recorded in the securities register or by holding the Redemption Price for pick up by the holder at the registered office of Battle Mountain Canada or the office of the transfer agent as specified in the written notice.

     Notwithstanding a proposed redemption of the Exchangeable Shares by Battle Mountain Canada on an Optional Redemption Date pursuant to the Exchangeable Share Provisions, Battle Mountain and Battle Mountain Sub have an overriding right (the "Redemption Call Right"), to purchase on such Optional Redemption Date all but not less than all of the Exchangeable Shares then outstanding (other than Exchangeable Shares held by Battle Mountain, Battle Mountain Sub or Canada Holdco) in exchange for the Redemption Price and, upon the exercise of the Redemption Call Right, the holders thereof will be obligated to sell such shares to Battle Mountain or Battle Mountain Sub, as applicable. If either Battle Mountain or Battle Mountain Sub exercises the Redemption Call Right, Battle Mountain Canada's right to redeem the Exchangeable Shares on such Optional Redemption Date will terminate.

     The Redemption Call Right may, in general, be exercised, at the election of Battle Mountain, by either Battle Mountain or Battle Mountain Sub, but with respect to an Initial 5 Percent Holder, may be exercised only by Battle Mountain Sub unless certain conditions have occurred. If the Redemption Call Right is exercised, Battle Mountain Canada may elect to redeem all then outstanding Exchangeable Shares on a subsequent Optional Redemption Date.

     VOTING RIGHTS. Except as required by applicable law, the holders of the Exchangeable Shares are not entitled as such to receive notice of or attend any meeting of the shareholders of Battle Mountain Canada or to vote at any such meeting.

     AMENDMENT AND APPROVAL. The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the Exchangeable Shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than two-thirds of the votes cast thereon (other than shares beneficially owned by Battle Mountain, Battle Mountain Sub or any of their direct or indirect subsidiaries) at a meeting of the holders of Exchangeable Shares duly called and held at which holders of at least 50 percent of the then outstanding Exchangeable Shares are present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefor, then the meeting will be adjourned to such place and time (not less than 10 days later) as may be determined at the original meeting and the holders of Exchangeable Shares present or represented by proxy at the adjourned meeting will constitute a quorum thereat and may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than two-thirds of the votes cast thereon will constitute the approval or consent of the holders of the Exchangeable Shares.

     ACTIONS BY BATTLE MOUNTAIN CANADA UNDER VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT. Under the Exchangeable Share Provisions, Battle Mountain Canada has agreed to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by Battle Mountain with its obligations under, the Voting, Support and Exchange Trust Agreement.

VOTING, SUPPORT AND EXCHANGE TRUST AGREEMENT

     The following is a summary description of the material provisions of the Voting, Support and Exchange Trust Agreement and is qualified in its entirety by reference to the full text of the Voting, Support and Exchange Trust Agreement, which is included as an exhibit to this Registration Statement and is incorporated herein by reference.

     VOTING RIGHTS. Pursuant to the Voting, Support and Exchange Trust Agreement, Battle Mountain has issued one share (the "Special Voting Share") of its Special Voting Stock, par value $0.10 per share (the "Special Voting Stock"), to the Trustee for the benefit of the holders (other than Battle Mountain and certain subsidiaries of Battle Mountain) of the Exchangeable Shares. The Special Voting Share has a number of votes, which may be cast at any meeting at which Battle Mountain stockholders are entitled to vote, equal to the number of outstanding Exchangeable Shares (other than shares held by Battle Mountain and certain subsidiaries of Battle Mountain). With respect to any written consent sought from the Battle Mountain stockholders, the Special Voting Share will have a like number of votes.

     Each holder of an Exchangeable Share on the record date for any meeting at which Battle Mountain stockholders are entitled to vote is entitled to instruct the Trustee to exercise one of the votes attached to the Special Voting Share for such Exchangeable Share. The Trustee will exercise each vote attached to the Special Voting Share only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. A holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the Special Voting Share to which the holder is entitled.

     The Trustee will send to the holders of the Exchangeable Shares the notice of each meeting at which the Battle Mountain stockholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the Special Voting Share, at the same time as Battle Mountain sends such notice and materials to the Battle Mountain stockholders. The Trustee will also send to the holders copies of all information statements, interim and annual financial statements, reports and other materials sent by Battle Mountain to the Battle Mountain stockholders at the same time as such materials are sent to the Battle Mountain stockholders. To the extent such materials are provided to the Trustee by Battle Mountain, the Trustee will also send to the holders all materials sent by third parties to Battle Mountain stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to Battle Mountain stockholders.

     All rights of a holder of Exchangeable Shares to exercise votes attached to the Special Voting Share will cease upon the exchange of all of such holder's Exchangeable Shares for shares of Battle Mountain Common Stock.

     OPTIONAL EXCHANGE RIGHT IN CASE OF A BATTLE MOUNTAIN CANADA INSOLVENCY EVENT. Upon the occurrence and during the continuance of a Battle Mountain Canada Insolvency Event, a holder of Exchangeable Shares is entitled to instruct the Trustee to exercise the optional Exchange Right with respect to any or all of the Exchangeable Shares held by such holder, thereby requiring Battle Mountain to purchase such Exchangeable Shares from the holder. Immediately upon the occurrence of a Battle Mountain Canada Insolvency Event or any event which may, with the passage of time or the giving of notice, become a Battle Mountain Canada Insolvency Event, Battle Mountain Canada and Battle Mountain will give written notice thereof to the Trustee. As soon as practicable thereafter, the Trustee will then notify each holder of Exchangeable Shares of such event or potential event and will advise the holder of its rights with respect to the optional Exchange Right.

     The purchase price payable by Battle Mountain for each Exchangeable Share to be purchased under the optional Exchange Right will be satisfied by issuance of one share of Battle Mountain Common Stock plus an additional amount equivalent to the full amount of all declared and unpaid dividends on the Exchangeable Share.

     If, as a result of solvency provisions of applicable law, Battle Mountain Canada is unable to redeem all of the Exchangeable Shares tendered for retraction by a holder in accordance with the Exchangeable Share Provisions, the holder will be deemed to have exercised the optional Exchange Right with respect to the unredeemed Exchangeable Shares and Battle Mountain will be required to purchase such shares from the holder in the manner set forth above.

     BATTLE MOUNTAIN SUPPORT OBLIGATION. Under the Voting, Support and Exchange Trust Agreement, Battle Mountain has agreed that: (i) it will not declare or pay dividends on the Battle Mountain Common Stock unless Battle Mountain Canada is able to and simultaneously pays an equivalent dividend on the Exchangeable Shares; (ii) it will advise Battle Mountain Canada in advance of the declaration of any dividend on the Battle Mountain Common Stock and ensure that the declaration date, record date and payment date for dividends on the Exchangeable Shares are the same as those for the Battle Mountain Common Stock and that such dates will correspond with any requirement of the stock exchange on which the Exchangeable Shares are then listed; (iii) it will ensure that the record date for any dividend declared on the Battle Mountain Common Stock is not less than 10 business days after the declaration date for such dividend or such shorter period within which applicable law may be complied with; (iv) it will take all actions and do all things necessary to ensure that Battle Mountain Canada is able to pay to the holders of the Exchangeable Shares the equivalent number of shares of Battle Mountain Common Stock plus any additional amount equivalent to the full amount of all unpaid dividends on the Exchangeable Shares in the event of a liquidation, dissolution or winding up of Battle Mountain Canada, a retraction request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by Battle Mountain Canada; (v) it will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding up of Battle Mountain Canada; and (vi) it will enable Battle Mountain Canada to maintain a listing for the Exchangeable Shares on a Canadian stock exchange.

     The Voting, Support and Exchange Trust Agreement also provides that, without the prior approval of Battle Mountain Canada and the holders of the Exchangeable Shares as set forth under " -- Battle Mountain Canada Exchangeable Shares -- Amendment and Approval," Battle Mountain will not distribute additional shares of Battle Mountain Common Stock or rights to subscribe therefor or other property or assets to all or substantially all holders of shares of Battle Mountain Common Stock, nor change the Battle Mountain Common Stock, unless the same or an economically equivalent distribution on, change to or offer for the Exchangeable Shares (or in the rights of the holders thereof) is made simultaneously. The Battle Mountain Canada Board of Directors is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the Exchangeable Shares is the same as or economically equivalent to any proposed distribution on or change to the Battle Mountain Common Stock. In the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction affecting the Battle Mountain Common Stock, Battle Mountain will use reasonable efforts to take all actions necessary or desirable to enable holders of Exchangeable Shares to participate in such transaction to the same extent and on an economically equivalent basis as the holders of Battle Mountain Common Stock.

     The Voting, Support and Exchange Trust Agreement also provides that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Battle Mountain, Battle Mountain Sub or any of their subsidiaries, Battle Mountain will, unless approval to do otherwise is obtained from the holders of the Exchangeable Shares, remain the direct or indirect beneficial owner of at least 50.1% of all issued and outstanding securities of Battle Mountain Canada having voting rights (excluding the Exchangeable Shares).

     With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the Exchangeable Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the board of directors of each of Battle Mountain, Battle Mountain Canada and the Trustee and its counsel are of the opinion that such amendments are not prejudicial to the interests of the holders of the Exchangeable Shares), the Voting, Support and Exchange Trust Agreement may not be amended without the approval of the holders of the Exchangeable Shares as set forth under " -- Battle Mountain Canada Exchangeable Shares -- Amendment and Approval."

     Under the Voting, Support and Exchange Trust Agreement, Battle Mountain has agreed not to exercise any voting rights attached to the Exchangeable Shares owned by it or any of its direct or indirect subsidiaries on any matter considered at meetings of holders of Exchangeable Shares (including any approval sought from such holders in respect of matters arising under the Voting, Support and Exchange Trust Agreement).

     DELIVERY OF BATTLE MOUNTAIN COMMON STOCK. Battle Mountain will ensure that all shares of Battle Mountain Common Stock to be delivered by it or Battle Mountain Sub under the Voting, Support and Exchange Trust Agreement or the Plan of Arrangement are duly registered, qualified or approved under applicable Canadian and United States securities laws, if required, so that such shares may be freely traded by the holders thereof (other than any restriction on transfer by reason of a holder being a "control person" of Battle Mountain Canada for purposes of Canadian law or an "affiliate" of Battle Mountain or, prior to the Effective Date, of Hemlo Gold for purposes of United States law). In addition, Battle Mountain will take all actions necessary to cause all such shares of Battle Mountain Common Stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Battle Mountain Common Stock are then listed or quoted for trading.

EXCHANGEABLE SHARE RIGHTS

     Each Exchangeable Share issued upon consummation of the Plan of Arrangement has associated with it one Right (a "Right"). Rights are also issuable in respect of all Exchangeable Shares issuable after such consummation but prior to the earliest of (i) the Distribution Date referred to in the next paragraph,
(ii) the date on which the Rights are redeemed as provided below and (iii) November 10, 1998. Each Right entitles the registered holder to purchase from Battle Mountain Canada one Exchangeable Share at a purchase price of U.S.$60, subject to adjustment (the "Purchase Price"). As provided in the Combination Agreement, the Rights are intended to provide rights to acquire additional Exchangeable Shares (or in certain circumstances other securities) on terms substantially the same as the rights (the "BMG Rights") attached to each outstanding share of Battle Mountain Common Stock confer the right to acquire shares of Series A Junior Participating Preferred Stock of Battle Mountain (or in certain circumstances Battle Mountain Common Stock or other securities), in accordance with the Rights Agreement dated as of November 10, 1988, as amended and restated as of July 19, 1996, between Battle Mountain and the Bank of New York, as rights agent (the "BMG Rights Agreement").

     Rights are now attached to all certificates representing outstanding Exchangeable Shares. The Rights will separate from the Exchangeable Shares and a "Distribution Date" will occur upon the occurrence of a "Distribution Date" under the corresponding provisions of the BMG Rights Agreement. See "Description of Battle Mountain Capital Stock -- Battle Mountain Preferred Stock -- Series A Preferred Stock." The Rights are not exercisable until the Distribution Date and will expire at the close of business on November 10, 1998, unless earlier redeemed by Battle Mountain Canada as described below.

     In the event an adjustment is made under the BMG Rights Agreement as a result of (i) Battle Mountain being the surviving corporation in a merger with an "Acquiring Person" (as that term is used below under "Description of Battle Mountain Capital Stock -- Battle Mountain Preferred Stock -- Series A Preferred Stock") under circumstances in which the Battle Mountain Common Stock is not changed or exchanged, (ii) a person becoming the beneficial owner of 30 percent or more of the then outstanding shares of Battle Mountain Common Stock (except pursuant to a tender or exchange offer for all outstanding shares of Battle Mountain Common

Stock at a price and on terms that a majority of the independent directors of Battle Mountain determines to be fair to and otherwise in the best interests of Battle Mountain and its shareholders), (iii) an Acquiring Person engaging in one or more "self-dealing" transactions as set forth in the BMG Rights Agreement or
(iv) during such time as there is an Acquiring Person, an event involving Battle Mountain or a subsidiary of Battle Mountain occurring that results in such Acquiring Person's ownership interest being increased by more than one percent (E.G., a reverse stock split), at any time following the Distribution Date, a corresponding and economically equivalent adjustment will at the same time be made to the Rights such that each holder of a Right will thereafter have the right to receive, upon exercise, such number of Exchangeable Shares (or, in certain circumstances, cash, property or other securities) having a value equal to two times the exercise price of a Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement dated as of July 19, 1996 between Battle Mountain Canada and The R-M Trust Company) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the BMG Rights are no longer redeemable as described below under "Description of Battle Mountain Capital Stock -- Battle Mountain Preferred Stock -- Series A Preferred Stock."

     In the event that, on or after the Stock Acquisition Date as that term is defined below under "Descriptions of Battle Mountain Capital Stock -- Battle Mountain Preferred Stock -- Series A Preferred Stock" an adjustment is made under the BMG Rights Agreement as a result of (i) Battle Mountain being acquired in a merger or other business combination transaction (other than a merger described in the preceding paragraph or a merger which follows an offer described in the preceding paragraph) or (ii) 50 percent or more of Battle Mountain's assets or earning power being sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common shares of the acquiring company having a value equal to two times the exercise price of the Right.

     At such time as the BMG Rights are redeemed pursuant to the BMG Rights Agreement, Battle Mountain Canada is required to redeem all the then outstanding Rights at a price of U.S.$0.01 per Right, payable, at the option of Battle Mountain Canada, in cash, Exchangeable Shares or such other consideration as the Battle Mountain Canada Board of Directors may determine. The Rights may have certain anti-takeover effects, including deterring someone from acquiring control of Battle Mountain in a manner or on terms not approved by the Battle Mountain Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Battle Mountain Board of Directors.

                  DESCRIPTION OF BATTLE MOUNTAIN CAPITAL STOCK

GENERAL

     As of August 21, 1996, Battle Mountain is authorized by its Restated Articles of Incorporation, as amended (the "Battle Mountain Articles"), to issue 500,000,000 shares of Battle Mountain Common Stock, 50,000,000 shares of preferred stock, par value $1.00 per share (the "Battle Mountain Preferred Stock"), and one share of Special Voting Stock. As of August 21, 1996, there are 2,300,000 shares of Battle Mountain Preferred Stock designated by the Board of Directors of Battle Mountain as $3.25 Convertible Preferred Stock (the "Convertible Preferred Stock") and an additional 5,000,000 shares of Battle Mountain Preferred Stock designated by the Board of Directors of Battle Mountain as Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). Shares of Series A Preferred Stock have been initially reserved for issuance upon exercise of the BMG Rights hereinafter described. See "--Battle Mountain Preferred Stock--Series A Preferred Stock."

     Battle Mountain's ability to pay dividends is subject to certain restrictions contained in loan or credit agreements.

     The Bank of New York at its office in New York, New York is the transfer agent and registrar for Battle Mountain.

     The following description of certain terms of the Battle Mountain Common Stock, the Battle Mountain Preferred Stock, the Special Voting Stock, the Convertible Preferred Stock and the Series A Preferred Stock and of certain provisions of the Battle Mountain Articles and the bylaws, as amended, of Battle Mountain (the "Battle Mountain Bylaws") is qualified in its entirety by reference to the full text of the Battle Mountain Articles (including the Certificates of Resolution with respect to the Convertible Preferred Stock and the Series A Preferred Stock), the Battle Mountain Bylaws and the BMG Rights Agreement, which are included as exhibits to this Registration Statement and are incorporated herein by reference.

BATTLE MOUNTAIN COMMON STOCK

     Subject to the prior rights of any shares of Battle Mountain Preferred Stock that may from time to time be outstanding, holders of Battle Mountain Common Stock are entitled to share ratably in such dividends as may be lawfully declared by the Board of Directors and paid by Battle Mountain and, in the event of liquidation, dissolution or winding up of Battle Mountain, are entitled to share ratably in all assets available for distribution. Battle Mountain is prohibited from declaring or paying dividends on the Battle Mountain Common Stock unless Battle Mountain Canada is able to, and simultaneously does, declare or pay an equivalent dividend on the Exchangeable Shares. See "Description of Battle Mountain Canada Share Capital -- Voting, Support and Exchange Trust Agreement."

     The Battle Mountain Common Stock is entitled to one vote per share held of record on each matter submitted to a vote of stockholders. Except as otherwise provided by law or the Battle Mountain Articles, the Battle Mountain Common Stock and the Special Voting Stock will vote together as a single class in the election of directors and on all matters submitted to a vote of stockholders of Battle Mountain. The holders of Battle Mountain Common Stock have no preemptive rights to purchase any securities of Battle Mountain or cumulative voting rights. Preferred stock purchase rights are issuable in respect of all shares of Battle Mountain Common Stock issued prior to certain events. See " -- Battle Mountain Preferred Stock -- Series A Preferred Stock." All outstanding shares of Battle Mountain Common Stock are validly issued, fully paid and nonassessable. Battle Mountain is not prohibited by the Battle Mountain Articles from repurchasing shares of Battle Mountain Common Stock. Any such repurchases would be subject to any limitations on the amount available for such purpose under applicable corporate law, any applicable restrictions under the terms of any outstanding Battle Mountain Preferred Stock or indebtedness and, in the case of market purchases, such restrictions on the timing, manner and amount of such purchases as might apply in the circumstances under applicable securities laws.

     The outstanding Battle Mountain Common Stock is listed on the New York Stock Exchange, the Australian Stock Exchange Limited, the Swiss Stock Exchange and the Frankfurt Stock Exchange under the symbol "BMG."

BATTLE MOUNTAIN SPECIAL VOTING STOCK

     Except as otherwise required by law or the Battle Mountain Articles, the Special Voting Share will possess a number of votes equal to the number of outstanding Exchangeable Shares from time to time not owned by Battle Mountain or certain subsidiaries of Battle Mountain, and may be voted in the election of directors and on all other matters submitted to a vote of stockholders of Battle Mountain. The holders of Battle Mountain Common Stock and the holder of the Special Voting Share will vote together as a single class on all matters, except to the extent voting as a separate class is required by applicable law or the Battle Mountain Articles. In the event of any liquidation, dissolution or winding up of Battle Mountain, the holder of the Special Voting Share will not be entitled to receive any assets of Battle Mountain available for distribution to its stockholders. The holder of the Special Voting Share is not entitled to receive dividends. Pursuant to the Combination Agreement, the Special Voting Share was issued to the trustee appointed under the Voting, Support and Exchange Trust Agreement. At such time as the Special Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by Battle Mountain or certain subsidiaries of Battle Mountain, and there are no shares of stock, debt, options or other agreements of Battle Mountain Canada that could give rise to the issuance of any Exchangeable Shares to any person (other than Battle Mountain or certain subsidiaries of Battle Mountain), the Special Voting Share will be canceled.

BATTLE MOUNTAIN PREFERRED STOCK

     Battle Mountain's Board of Directors is authorized, without any further vote or action by Battle Mountain's stockholders, to divide the Battle Mountain Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rates, conversion rights, voting rights (which may be greater or lesser than the voting rights of the Battle Mountain Common Stock), redemption rights and terms, liquidation preferences, sinking fund rights and terms, the number of shares constituting the series and the designation of each series.

     CONVERTIBLE PREFERRED STOCK. Holders of shares of Battle Mountain's Convertible Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of Battle Mountain, an annual cash dividend of U.S.$3.25 per share, payable in equal quarterly installments. Except as required by law or as described in the next sentence, holders of shares of Convertible Preferred Stock have no voting rights. Whenever dividends on the Convertible Preferred Stock are in arrears for at least six full quarterly dividends, holders of the Convertible Preferred Stock will be entitled (voting separately as a class together with holders of shares of any one or more other series of capital stock of Battle Mountain ranking on a parity with the Convertible Preferred Stock as to dividends and having like voting rights) to elect two additional directors until such dividend arrearage is eliminated. Each share of Convertible Preferred Stock is convertible at any time, at the option of the holder, into shares of Battle Mountain Common Stock at a conversion rate of 4.762 shares of Battle Mountain Common Stock for each share of Convertible Preferred Stock, subject to adjustment under certain circumstances. The Convertible Preferred Stock is redeemable at any time on and after May 15, 1996, at the option of Battle Mountain, in whole or in part, in exchange for shares of Battle Mountain Common Stock at a redemption price of U.S.$52.275 per share of Convertible Preferred Stock, and thereafter at prices decreasing ratably annually to U.S.$50.00 per share on or after May 15, 2003, plus accrued and unpaid dividends. The number of shares of Battle Mountain Common Stock to be issued upon the redemption of any share of Convertible Preferred Stock will be equal to the then-current redemption price divided by the lower of (i) the average of the daily closing prices of the Battle Mountain Common Stock for the 20 consecutive trading days immediately preceding the first business day immediately preceding the date of any applicable redemption notice or (ii) the closing price of the Battle Mountain Common Stock on the trading day immediately preceding the first business day immediately preceding the date of any applicable redemption notice. At no time is the Convertible Preferred Stock redeemable for cash.

     In the event of any liquidation, dissolution or winding up of Battle Mountain, the holders of shares of Convertible Preferred Stock are entitled to receive a liquidation preference of U.S.$50.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Battle Mountain Common Stock or any other stock that ranks junior to the Convertible Preferred Stock as to liquidation rights. The holders of Convertible Preferred Stock and all series or classes of Battle Mountain's stock that rank on a parity as to liquidation rights with the Convertible Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon.

     The Convertible Preferred Stock is listed for trading on the NYSE. The registrar, transfer agent, conversion agent and dividend disbursing agent for the Convertible Preferred Stock is The Bank of New York.

     SERIES A PREFERRED STOCK. On November 10, 1988, the Board of Directors of Battle Mountain declared a dividend of one BMG Right for each outstanding share of Battle Mountain Common Stock to stockholders of record at the close of business on November 21, 1988. BMG Rights are issuable in respect of all shares of Battle Mountain Common Stock issued after such record date but prior to the earliest of (i) the Distribution Date (as defined below), (ii) the date on which the BMG Rights are redeemed as provided below and (iii) November 10, 1998. Each BMG Right entitles the registered holder to purchase from Battle Mountain a unit consisting of one one-hundredth of a share (a "Unit") of Battle Mountain's Series A Preferred Stock, at a purchase price of U.S.$60 per Unit, subject to adjustment (the "Unit Purchase Price").

     The BMG Rights are now attached to all Battle Mountain Common Stock certificates representing outstanding shares, and no separate BMG Rights Certificates have been distributed. The BMG Rights will separate from the Battle Mountain Common Stock and a "Distribution Date" will occur upon the earlier of
(i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20 percent or more of the outstanding shares of Battle Mountain Common Stock (the date of the announcement being the "Stock Acquisition Date") or (ii) 10 business days (or such later date as may be determined by Battle Mountain's Board of Directors before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30 percent or more of such outstanding shares of Battle Mountain Common Stock. The BMG Rights Agreement provides that Noranda Inc., an Ontario corporation ("Noranda"), will not be an Acquiring Person solely as a result of becoming the beneficial owner of Exchangeable Shares upon consummation of the Arrangement or Battle Mountain Common Stock acquired in exchange therefor unless and until it or any of its affiliates or associates purchase or otherwise become the beneficial owner of any additional shares of Battle Mountain Common Stock or any other person or persons who is (or collectively are) the beneficial owners of any shares of Battle Mountain Common Stock become an affiliate or associate of Noranda unless
(x) in either such case, Noranda, together with all of its affiliates or associates, is not then the beneficial owner of 20 percent or more of the shares of Battle Mountain Common Stock then outstanding or (y) in case Noranda becomes the beneficial owner of such additional shares as a result of the acquisition by it of another person or of another person who is such a beneficial owner becoming an affiliate or associate of Noranda as a result of a bona fide transaction undertaken primarily for another purpose not related to the acquisition of beneficial ownership of shares of Battle Mountain Common Stock and not for any purpose with any effect of changing or influencing control of Battle Mountain, Noranda (or such affiliate or associate) promptly divests or causes to be divested such additional shares. The BMG Rights Agreement further provides certain exceptions from the definition of Acquiring Person, conditional on prompt divestiture. For purposes of the BMG Rights, beneficial ownership of Exchangeable Shares is treated as beneficial ownership of Battle Mountain Common Stock and calculations of percentage ownership, the number of shares outstanding and related provisions are made on a basis that treats the Battle Mountain Common Stock and Exchangeable Shares as though they are the same security. The BMG Rights are not exercisable until the Distribution Date and will expire at the close of business on November 10, 1998, unless earlier redeemed by Battle Mountain as described below. As described above under "Description of Battle Mountain Canada Share Capital -- Exchangeable Share Rights," each Exchangeable Share has an associated right to acquire additional Exchangeable Shares on terms substantially the same as those on which the BMG Rights confer the right to acquire Series A Preferred Stock (or in certain circumstances Battle Mountain Common Stock or other securities).

     In the event that (i) Battle Mountain is the surviving corporation in a merger with an Acquiring Person and the Battle Mountain Common Stock is not changed or exchanged, (ii) a person becomes the beneficial owner of 30 percent or more of the then outstanding shares of Battle Mountain Common Stock (except pursuant to a tender or exchange offer for all outstanding shares of Battle Mountain Common Stock at a price and on terms that a majority of the independent directors of Battle Mountain determines to be fair to and otherwise in the best interests of Battle Mountain and its stockholders), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the BMG Rights Agreement or (iv) during such time as there is an Acquiring Person, an event involving Battle Mountain or a subsidiary of Battle Mountain occurs that results in such Acquiring Person's ownership interest being increased by more than one percent (E.G., a reverse stock split), at any time following the Distribution Date, each holder of a BMG Right will thereafter have the right to receive, upon exercise, Battle Mountain Common Stock (or, in certain circumstances, cash, property or other securities of Battle Mountain) having a value equal to two times the exercise price of the BMG Right. The exercise price is the Unit Purchase Price multiplied by the number of Units issuable upon exercise of the BMG Right prior to the event described in this paragraph (initially, one). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all BMG Rights that are, or (under certain circumstances specified in the BMG Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void. However, BMG Rights are not exercisable following the occurrence of any of the events set forth above until such time as the BMG Rights are no longer redeemable by Battle Mountain as set forth below.

     In the event that, on or after the Stock Acquisition Date, (i) Battle Mountain is acquired in a merger or other business combination transaction (other than a merger described in the preceding paragraph or a merger which follows an offer described in the preceding paragraph) or (ii) 50 percent or more of Battle Mountain's assets or earning power is sold or transferred, each holder of a BMG Right (except BMG Rights which previously have been voided as set forth above) will thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the BMG Right.

     At any time until 10 days following the Stock Acquisition Date, Battle Mountain may redeem the BMG Rights in whole, but not in part, at a price of U.S.$0.01 per BMG Right, payable, at the option of Battle Mountain, in cash, shares of Battle Mountain Common Stock or such other consideration as the Board of Directors may determine. The BMG Rights may have certain antitakeover effects, including deterring someone from acquiring control of Battle Mountain in a manner or on terms not approved by the Board of Directors of Battle Mountain. The BMG Rights should not interfere with any merger or other business combination approved by the Board of Directors of Battle Mountain.

     Any shares of Series A Preferred Stock that may be issued upon exercise of the BMG Rights will be nonredeemable. The holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared, a preferential quarterly dividend in an amount per share effectively equal to the greater of U.S.$2.00 per share or 100 times any cash or noncash dividend or other distribution declared on the Battle Mountain Common Stock (other than dividends payable in shares of Battle Mountain Common Stock), in like kind. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to receive a liquidation payment per share in an amount effectively equal to the greater of U.S.$100 per share or 100 times the per share amount distributed to holders of Battle Mountain Common Stock. In the event of any merger, consolidation or other transaction in which shares of Battle Mountain Common Stock are exchanged, the holder of the shares of Series A Preferred Stock will be entitled to receive per share 100 times the amount received per share of Battle Mountain Common Stock. Holders of Series A Preferred Stock will have 100 votes per share of Series A Preferred Stock and, except as otherwise provided in the Battle Mountain Articles or required by law, will vote together with holders of Battle Mountain Common Stock as a single class. The rights of the Series A Preferred Stock as to dividends, liquidation and voting are protected by antidilution provisions. Whenever dividend payments on the Series A Preferred Stock are in arrears, Battle Mountain will not (i) purchase or redeem any shares of Series A Preferred Stock or shares ranking on a parity with respect to the Series A Preferred Stock except in accordance with a purchase offer to all holders, (ii) declare or pay dividends on or purchase or redeem any shares of stock ranking junior to the Series A Preferred Stock or (iii) declare or pay dividends on or purchase or redeem any shares of stock ranking on a parity with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock and except purchases or redemptions of such parity stock in exchange for junior stock. If dividend payments on the Series A Preferred Stock are in arrears for six quarters, the holders of the Series A Preferred Stock (altogether with holders of any other Preferred Stock with similar rights) will have the right to elect two additional directors of Battle Mountain.

OTHER MATTERS

     ANTITAKEOVER PROVISIONS. The Battle Mountain Articles and the Battle Mountain Bylaws contain certain provisions that might be characterized as antitakeover provisions. Such provisions may render more difficult certain possible takeover proposals to acquire control of Battle Mountain and make removal of management of Battle Mountain more difficult.

     PROVISIONS OF THE BATTLE MOUNTAIN ARTICLES AND BATTLE MOUNTAIN BYLAWS. The Battle Mountain Articles and the Battle Mountain Bylaws set the number of directors at a minimum of three and a maximum of 12, as may be fixed from time to time by resolution of the entire Board of Directors, and provide that the membership of the classified Board of Directors shall be divided into three classes, as nearly equal in number as possible, each of which serves for three years, with the term of each class ending in a successive year. Under the Nevada General Corporation Law (the "NGCL"), any director may be removed from office upon the vote of stockholders representing not less than two-thirds of the issued and outstanding capital stock entitled to voting power, unless a corporation's articles require the concurrence of a larger percentage of the stock entitled to voting power. As permitted by the NGCL, the Battle Mountain Articles provide that a director may be removed from office without cause only by the affirmative vote of the holders of not less than 80 percent of the number of shares of Battle Mountain Common Stock then outstanding.

     Pursuant to the Battle Mountain Articles, the vote of holders of 80 percent of the voting power of all stock of Battle Mountain entitled to vote in elections of directors (excluding stock entitled so to be voted only upon the happening of some contingency unless such contingency shall have occurred and is continuing) is required for approval of, with certain exceptions, a merger or consolidation of Battle Mountain with or into another corporation, a sale or lease of all or substantially all the assets of Battle Mountain to another corporation, person or entity and, under certain conditions, a sale or lease to Battle Mountain of assets in exchange for voting securities (or securities convertible into or exchangeable for voting securities) of Battle Mountain or any of its subsidiaries, in each case where the other party to the transaction is the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding shares of any class or series of voting stock of Battle Mountain. In addition, for any transaction to be effected for which the foregoing 80 percent vote is required, it is also required that such transaction be approved by a majority of the outstanding voting power of the voting stock of Battle Mountain, exclusive of the voting stock beneficially owned, directly or indirectly, by the party whose interest in the transaction and stock ownership in Battle Mountain gives rise to the requirement of the 80 percent vote. The foregoing requirements described in this paragraph do not apply to a transaction if (i) the Board of Directors of Battle Mountain has approved a memorandum of understanding with respect to such transaction with the other party to the transaction prior to the time the 5 percent beneficial ownership position is acquired or (ii) the transaction is made with a corporation of which 50 percent or more of its outstanding voting stock is beneficially owned, directly or indirectly, by Battle Mountain.

     As permitted by the NGCL, the Battle Mountain Articles provide that no action may be taken by stockholders without a meeting except by the unanimous written consent of all stockholders entitled to vote on such action. Special meetings of stockholders may be called only by a majority of the Board of Directors, the Chairman of the Board or the President of Battle Mountain.

     The Battle Mountain Articles require approval of at least 80 percent of the total voting power of the voting stock of Battle Mountain and approval of the holders of at least a majority of the voting power of the voting stock of Battle Mountain exclusive of all voting stock of Battle Mountain owned by beneficial owners of 5 percent or more of the outstanding shares of any class or series of voting stock of Battle Mountain to effect an amendment or repeal of, or the adoption of any provision inconsistent with, the provisions of such articles relating to (i) the alteration, amendment or repeal of the Battle Mountain Bylaws by stockholders,
(ii) the organization and powers of the Board of Directors and the nomination, election and removal of directors, (iii) stockholder action without meetings and the calling of special stockholder meetings or (iv) the affirmative vote required for approval of the transactions described in the preceding paragraph between Battle Mountain and beneficial owners of 5 percent or more of the outstanding shares of any class or series of voting stock of Battle Mountain. The Battle Mountain Articles also require the same affirmative vote for the amendment or repeal of the foregoing provision.

     The Battle Mountain Articles and the Battle Mountain Bylaws provide that the Bylaws may be altered, amended or repealed by the stockholders only by the affirmative vote of at least 80 percent of the voting power of all shares of Battle Mountain represented at any regular meeting of stockholders (or at any special meeting thereof duly called for that purpose) and entitled to vote generally in the election of directors, voting together as a class.

     The ability of the Board of Directors to determine the preferences, relative rights, qualifications and restrictions of the Preferred Stock and to issue Preferred Stock without stockholder approval could have an antitakeover effect.

     The Board of Directors has adopted a preferred stock purchase rights plan which has an antitakeover effect. See "--Battle Mountain Preferred Stock --Series A Preferred Stock" for a description of the plan.

     Battle Mountain's committed revolving credit facility provides that it is an event of default thereunder if (a) any person or group acquires beneficial ownership of 20 percent or more of the voting stock of Battle Mountain or (b) during any period of up to 24 consecutive months, individuals who at the beginning of such 24-month period were directors of Battle Mountain cease for any reason to constitute a majority of the Board of Directors of Battle Mountain. (This provision does not apply to the acquisition by Noranda of Exchangeable Shares as provided in the Combination Agreement or the change in composition of Battle Mountain's Board of Directors that occurred upon consummation of the Combination Agreement.)

     NEVADA CORPORATION LAW. Sections 78.378 ET SEQ. of the NGCL generally disallow the exercise of voting rights with respect to "control shares" of an "issuing corporation" held by an "acquiring person," unless such voting rights are conferred by a majority vote of the disinterested stockholders. "Control shares" are the voting shares of an issuing corporation acquired in connection with the acquisition of a "controlling interest." "Controlling interest" is defined in terms of threshold levels of voting share ownership, which thresholds, whenever each may be crossed, trigger application of the voting bar with respect to the shares newly acquired. The issue of voting rights is presented at the next annual or special meeting of stockholders after the acquisition in question, unless a special meeting of stockholders is requested sooner by the acquiring person. At such meeting, the votes of an "interested stockholder" are not counted towards the majority approval requirement under this statute. In the event that the control shares are accorded full voting rights (but only if the acquiring person has acquired a majority voting interest in the issuing corporation), any stockholder, other than the acquiring person, who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of his shares. Such right of payment may, however, be expressly withdrawn by the corporate charter or bylaws. Any charter or bylaw amendment withdrawing such right must be adopted prior to the 10th day following the acquisition of a controlling interest. In the event that the control shares are not accorded full voting rights, the issuing corporation may call for redemption of all, but not less than all, of the control shares at the average price paid for such shares, but only if the corporate charter or bylaws expressly permit such redemption. Any charter or bylaw amendment providing for such right of redemption must be adopted prior to the 10th day following the acquisition of a controlling interest. Battle Mountain's bylaws were amended in connection with the consummation of the Combination Agreement to provide that provisions of the NGCL described in this paragraph do not apply to the acquisition by Noranda of up to 65,242,526 Exchangeable Shares or shares of Battle Mountain Common Stock in the Arrangement (including shares of Battle Mountain Common Stock issuable upon exchange for or redemption of such Exchangeable Shares).

     Battle Mountain is subject to Sections 78.411, ET SEQ. of the NGCL, which generally prohibit a publicly held Nevada corporation from engaging in any "combination" with an "interested stockholder" for three years after the date the interested stockholder became an interested stockholder unless, prior to that date, either the combination or the purchase of shares that resulted in the interested stockholder becoming such is approved by the board of directors of the corporation. An "interested stockholder" is a person who, together with affiliates and associates, is the beneficial owner (or within the previous three years was the beneficial owner) of 10 percent or more of the voting power of the corporation's outstanding voting shares. A "business combination" generally includes mergers, asset sales and share issuances above threshold sizes, and certain other transactions resulting in financial benefit to the interested stockholder. Even after the expiration of the three-year period in which such business combinations with an interested stockholder are prohibited, a corporation may not engage in a business combination with an interested stockholder unless, in addition to meeting applicable requirements of the corporation's articles of incorporation, either (1) the combination is approved by the affirmative vote of a majority of the outstanding voting power of the corporation not beneficially owned by the interested stockholder (or affiliates or associates) at a meeting called for that purpose not earlier than the end of such three-year period or (2) certain requirements for the minimum consideration payable to holders other than the disinterested holder are met (based on the higher of (a) the highest price per share paid by the interested stockholder within prescribed periods and (b) the market value per share on the date of announcement of the transaction or the date the interested stockholder became such (in each case plus an amount based on an interest factor net of certain dividends) and (c) in the case of a class other than common stock, the highest preferential amount payable upon liquidation).

     DIRECTOR AND OFFICER LIABILITY PROVISIONS. The Battle Mountain Articles eliminate the personal liability of each director and officer of Battle Mountain to Battle Mountain or any of its stockholders for damages resulting from breaches of fiduciary duty as a director or officer involving any act or omission of any such director or officer occurring on or after April 28, 1987. The Battle Mountain Articles do not limit or eliminate the liability of a director or officer for actions or omissions involving intentional misconduct, fraud, a knowing violation of law or payment of an unlawful dividend.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

               Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Paragraphs 7 through 10 of the Bylaws of Battle Mountain Canada provides for the indemnification of officers and directors of Battle Mountain Canada to the extent permitted by the OBCA. Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or such body corporate, if: (a) he or she acted honestly and in good faith with a view to the best interests of such corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from the corporation if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (a) and (b), above. A corporation may, with the approval of a court, also indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in
(a) and (b), above.

     The above discussion of the Bylaws of Battle Mountain Canada and of relevant provisions of the OBCA is not intended to be exhaustive and is respectively qualified in its entirety by such Bylaws and statute.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

               Not Applicable.

ITEM 8.  EXHIBITS.

Exhibit
NUMBER           DESCRIPTION

*4(a)(1) Restated Articles of Incorporation of Battle Mountain, as amended and restated through May 11, 1988 (Exhibit 4(a)(1) to Battle Mountain's Current Report on Form 8-K dated July 19, 1996; File No. 1-9666).

*4(a)(2) Certificate of Amendment to Restated Articles of Incorporation of Battle Mountain filed with the Secretary of State of the State of Nevada on July 19, 1996 (Exhibit 4(a)(2) to Battle Mountain's Current Report on Form 8-K dated July 19, 1996; File No. 1-9666).

*4(b) Certificate of Resolution Establishing Designation, Preferences and Rights of $3.25 Convertible Preferred Stock (Exhibit (4)(b)to Battle Mountain's Current Report on Form 8-K dated July 19, 1996; File No. 1-9666).

*4(c) Certificate of Amendment of Certificate of Resolution Establishing Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (Exhibit 4(c) to Battle Mountain's Current Report on Form 8-K dated July 19, 1996; File No. 1-9666).

*4(d) Bylaws of Battle Mountain as amended through July 19, 1996 (Exhibit 4(d) to Battle Mountain's Current Report on Form 8-K dated July 19, 1996; File No. 1- 9666).

*4(e) Rights Agreement, dated November 10, 1988, as amended and restated as of July 19, 1996, between Battle Mountain and The Bank of New York, as Rights Agent (Exhibit 4(e) to Battle Mountain's Current Report on Form 8-K dated July 19, 1996; File No. 1-9666).

*4(f) Articles of Amalgamation of Hemlo Gold dated January 1, 1995 (Exhibit 4(f) to Battle Mountain Canada's Registration Statement on Form 8-A dated August 23, 1996; File No. 1-10943).

*4(g) Plan of Arrangement of Hemlo Gold under Section 182 of the Business Corporations Act (Ontario) (Annex D to Exhibit 20(a), Joint Management Information Circular and Proxy Statement, to Battle Mountain's Current Report on Form 8-K dated June 11, 1996, File No. 1-9666).

*4(h) Bylaws of Battle Mountain Canada dated December 16, 1986 (Exhibit 4(h) to Battle Mountain Canada's Registration Statement on Form 8-A dated August 23, 1996; File No. 1-10943).

*4(i) Rights Agreement, dated July 19, 1996, between Battle Mountain Canada and The R-M Trust Company, as Rights Agent (Exhibit 4(f) to Battle Mountain's Current Report on Form 8-K dated July 19, 1996; File No. 1-9666).

*4(j) Voting, Support and Exchange Trust Agreement dated as of July 19, 1996 between Battle Mountain, Hemlo Gold and The R-M Trust Company (Annex E to Exhibit 20(a), Joint Management Information Circular and Proxy Statement, to Battle Mountain's Current Report on Form 8-K dated June 11, 1996, File No.
               1-9666).

*4(k) Specimen Stock Certificate for the Common Stock of Battle Mountain (Exhibit 4(b) to Battle Mountain's Annual Report on Form 10-K for the fiscal year ended December 31, 1988; File No. 1-9666).

*4(l) Specimen Stock Certificate for the Exchangeable Shares of Battle Mountain Canada (Exhibit 4(l) to Battle Mountain Canada's Registration Statement on Form 8-A dated August 23, 1996; File No. 1-10943).

*4(m) Specimen Voting Stock Certificate for the Special Voting Stock of Battle Mountain (Exhibit 4(m) to Battle Mountain Canada's Registration Statement on Form 8-A dated August 23, 1996; File No. 1-10943).

*4(n) Combination Agreement effective as of March 11, 1996 by and between Battle Mountain and Hemlo Gold (Annex C to Exhibit 20(a), Joint Management Information Circular and Proxy Statement, to Battle Mountain's Current Report on Form 8-K dated June 11, 1996, File No. 1-9666).

5              Opinion of McCarthy Tetrault.

23(a)          Consent of Ernst & Young, Chartered Accountants.

23(b)          Consent of Price Waterhouse LLP, independent accountants.

23(c) Consent of Coopers & Lybrand, Port Moresby, Papua New Guinea, independent auditors, Lihir Gold Limited.

23(d)          Consent of McCarthy Tetrault (included in Exhibit 5).

24             Power of Attorney.
-------------------------------
 *   Incorporated by reference as indicated.

ITEM 9.  UNDERTAKINGS.

               (a)    Battle Mountain Canada hereby undertakes:

                      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
        Statement:

                             (i) To include any prospectus required by Section
               10(a)(3) of the Securities Act;

                             (ii) To reflect in the prospectus any facts or
               events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                             (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                      PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and
        (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by them pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) Battle Mountain Canada hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to

Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Battle Mountain Canada pursuant to the foregoing provisions, or otherwise, Battle Mountain Canada has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Battle Mountain Canada of expenses incurred or paid by a director, officer or controlling person of Battle Mountain Canada in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Battle Mountain Canada will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TORONTO, PROVINCE OF ONTARIO, ON OCTOBER 18, 1996.

                                            BATTLE MOUNTAIN CANADA LTD.

                                            BY /S/ IAN D. BAYER
                                                  (IAN D. BAYER
                                                   PRESIDENT AND CHIEF EXECUTIVE
                                                   OFFICER)

               PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

        SIGNATURE                            TITLE                   DATE

    /S/ IAN D. BAYER              President and Chief           October 18, 1996
     (IAN D. BAYER)               Executive    Officer
                                  (Principal Executive
                                  Officer)
 /S/ MICHAEL C. PROCTOR           Vice President - Finance and  October 18, 1996
  (MICHAEL C. PROCTOR)                Corporate Secretary
                                   (Principal Financial and
                                      Accounting Officer)

     IAN D. BAYER*
  JAMES W. MCCUTCHEON, Q.C.*      Directors of the Registrant   October 18, 1996
     MARY MOGFORD*

  *By /S/ KARL E. ELERS
     (KARL E. ELERS,
     ATTORNEY-IN-FACT)